Exhibit 10.12

LOGICVISION, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (this “Agreement”), is made and entered into effective as of November 11, 2008 (the “Effective Date”), by and between Mei Song (the “Executive”) and LogicVision, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

     A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue the Executive’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. In recognition of Executive’s service with the Company during which time Executive’s leadership has been fundamental to the Company’s development and in order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment in connection with a Change of Control.

AGREEMENT

     In consideration of the mutual covenants herein contained and the continued employment of the Executive by the Company, the parties agree as follows:

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. “Cause” shall mean (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board; or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

               (i) the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such sale or disposition;

               (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

     Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

          (c) Involuntary Termination. “Involuntary Termination” shall mean:

               (i) without the Executive’s express written consent, a material reduction in the Executive’s authority, duties or responsibilities relative to the Executive’s authority, duties or responsibilities in effect immediately prior to the Change of Control provided that no such material reduction shall be deemed to occur solely by reason of the Company becoming a subsidiary or division of an acquiring entity;

               (ii) without the Executive’s express written consent, a material reduction by the Company of the Executive’s base compensation as in effect immediately prior to the Change of Control;

               (iii) without the Executive’s express written consent, the relocation of the Executive’s principal place of employment to a facility or a location more than fifty (50) miles from the Executive’s current location;

               (iv) any termination of the Executive by the Company which is not effected for Cause; or

               (v) the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 7 below.

     A termination shall not be considered an “Involuntary Termination” unless the Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii), (iii) or (v) above within ninety (90) days of the initial existence of such condition, and the Company fails to remedy the condition within thirty (30) days following the receipt of such notice.

          (d) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

     2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

     3. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law.

     4. Severance Benefits.

          (a) Involuntary Termination in Connection with a Change of Control. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination on or at any time within three (3) months before or twelve months (12) months after a Change of Control, and the Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company, then the Executive shall be entitled to the following severance benefits (it being understood that no such benefits shall accrue and be payable (or take effect, as the case may be) unless and until a Change in Control occurs):

               (i) 100% of the Executive’s annual base salary as in effect as of the Termination Date, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination or, if later, the Change in Control;

               (ii) 100% of the Executive’s target bonus plus target commission for the fiscal year in which the Termination Date occurs, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination or, if later, the Change in Control;

               (iii) acceleration of the vesting and exercisability of all of the Executive’s options to acquire common stock of the Company or its successor, or the parent of either, to the extent outstanding, or of any deferred compensation into which the Executive’s stock options were converted upon the Change of Control; and

               (iv) reimbursement by the Company of the group health continuation coverage premiums for the Executive and the Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the date of such termination, (y) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans or (z) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time period; and provided further, however, that payment of the reimbursement shall not be made prior to the Change in Control, but shall be deferred and paid within thirty (30) days after the Change in Control.

          (b) Termination Apart from a Change of Control. If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination on or within three (3) months before or twelve (12) months after a Change of Control then the Executive shall not be entitled to receive severance or other benefits hereunder.

          (c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either:

          (a) delivered in full or

          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

     Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in benefits required pursuant to this Section 5 shall occur in the order that provides the maximum economic benefit to the Executive.

     6. Section 409A; Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement:

          (a) No cash severance and no Company-paid health care coverage to which the Executive otherwise becomes entitled under this Agreement shall be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Executive shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.

          (b) The date of the Executive’s termination of employment for purposes of determining the date that any payment or benefit which is treated as nonqualified deferred compensation under Section 409A of the Code is to be paid or provided (or in determining whether an exemption to such treatment applies), shall be the date on which the Executive has incurred a “separation from service” as such term is defined in Treasury Regulations issued under Code Section 409A.

          (c) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the date of termination ) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.

     7. Successors.

          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Executive’s Successors. Without the written consent of the Company, the Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notices.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder, subject to the requirements of Section 1(c).

     9. Non-Solicitation and Non-Competition.

          (a) Non-Solicitation. Until the date that is twelve (12) months from the date of termination of the Executive’s employment with the Company, the Executive agrees and acknowledges that the Executive shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for the Executive or for any other entity or person. Upon any breach of this Section 9, all severance payments pursuant to this Agreement shall immediately cease.

          (b) Non-Competition. Until the date Executive ceases to provide services to the Company (or any parent or subsidiary of the Company) or, if later, the date through which severance is payable pursuant to Section 4, Executive agrees to not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company); provided, however, that Executive shall not be prohibited from owning, solely as an investment, up to 1% of the stock of a publicly traded corporation or up to 5% of the equity of a non-publicly traded company.

     10. Arbitration.

          Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

     11. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if the Executive’s employment with the Company terminates as a result of an Involuntary Termination within three months before or twelve (12) months following a Change of Control, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto; provided, however, that this Agreement does not supersede any agreement in respect of the payment of severance or other benefits in circumstances pursuant to which benefits would not be payable hereunder.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

* * *

[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board of Directors, as of the day and year first above written.

COMPANY:	LOGICVISION, INC.

By:	/s/ Gregg Adkin
Gregg Adkin

Title:	Chairman of the Board

Date:	November 12, 2008

EXECUTIVE:	/s/ Mei Song
Signature

Mei Song
Printed Name

	Date:	November 12, 2008